Exhibit 99.1

Alpha Pro Tech
L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2013

Fourth Quarter and 2013 Net Sales Increased by 6.7%

Income from operations increased by 540% for the Fourth Quarter from the comparable prior year period and increased by 193% for 2013

FOR IMMEDIATE RELEASE

Company Contact: Alpha Pro Tech, Ltd. Al Millar/Donna Millar 905-479-0654 e-mail: ir@alphaprotech.com	Investor Relations Contact: Hayden IR Cameron Donahue 651-653-1854 e-mail: cameron@haydenir.com

●	For the quarter ended December 31, 2013, Disposable Protective Apparel segment sales increased by 19.3% to $3.6 million, compared to $3.0 million for the quarter ended December 31, 2012.
●	Net income increased by 480% for the fourth quarter from the comparable prior year period and increased by 113% for 2013.
●	Cash increased to $8.2 million as of December 31, 2013, from $4.6 million as of December 31, 2012.

Nogales, Arizona – March 5, 2014 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the fourth quarter and year ended December 31, 2013.

Consolidated sales for the fourth quarter of 2013 increased 6.7% to $10.5 million from $9.8 million for the comparable quarter of 2012. Sales for the Disposable Protective Apparel segment for the fourth quarter ended December 31, 2013 increased by 19.3% to $3.6 million compared to $3.0 million for the same period of 2012. Building Supply segment sales for the fourth quarter ended December 31, 2013 increased by 0.7% to $5.9 million compared to the same period of 2012. The sales mix of the Building Supply segment for the fourth quarter ended December 31, 2013 was 57% for synthetic roof underlayment, 40% for housewrap and 3% for other woven material. This compared to 66% for synthetic roof underlayment and 34% for housewrap for the fourth quarter of 2012. Infection Control segment sales for the fourth quarter ended December 31, 2013 increased by 4.3% to $1.1 million compared the same period of 2012. Mask sales were up by 8.5% to $719,000, and shield sales were down by 5.2% to $294,000.

Consolidated sales for the year ended December 31, 2013 increased 6.7% to $43.8 million from $41.1 million for 2012. This increase consisted of increased sales in all three segments, Building Supply, Infection Control and Disposable Protective Apparel.

Sales for the Disposable Protective Apparel segment for the year ended December 31, 2013 increased $3,000 to $13.2 million compared to 2012. Building Supply segment sales for the year ended December 31, 2013 increased 11.0% to a record $26.4 million compared to $23.7 million for 2012. The sales mix of the Building Supply segment for the year ended December 31, 2013 was 61% for synthetic roof underlayment, 35% for housewrap and 4% for other woven material. This compares to 67% for synthetic roof underlayment and 33% for housewrap for 2012. Infection Control segment sales for the year ended December 31, 2013 increased by 2.9% to $4.2 million, compared to $4.1 million for 2012. Mask sales were up by 8.5% to $3.0 million, and shield sales were down by 8.3% to $1.3 million.

Al Millar, President of Alpha Pro Tech, commented, “We again delivered solid sales for our Building Supply segment in 2013. For the year, overall Building Supply sales increased 11.0% to a record $26.4 million. TECHNOply™, the economy version of our synthetic roof underlayment, which we introduced in 2012 to capture market share in the lower end of the market, almost doubled in 2013 from 2012 and contributed 11% of total synthetic roof underlayment sales versus 6% for 2012. TECHNOply™ is expected to continue to be a growth product for the Company. Sales of our newest housewrap, REX™ Wrap Fortis non-perforated breathable housewrap, continue to gain traction. For 2013, REX™ Wrap Fortis sales increased three-fold over 2012 and comprised 7% of total housewrap sales as compared to 3% for 2012. Sales of REX™ Wrap Fortis are expected to increase significantly in 2014. We will continue to introduce new products in our Building Supply segment as we see opportunities arise. The increased sales positively leveraged our infrastructure, which decreased our expenses as a percentage of sales and generated triple digit increases in our operating income for the fourth quarter of 2013 compared to the same period a year ago.”

Gross profit for the fourth quarter ended December 31, 2013 increased by 16.1% to $3.9 million, or 37.4% gross profit margin, compared to $3.4 million, or 34.4 % gross profit margin, for the same period in 2012. Gross profit for the year ended December 31, 2013 increased 12.3% to $16.2 million, or 37.1% gross profit margin, from $14.5 million, or 35.2% gross profit margin, for 2012. The gross profit margin for the three and twelve months was positively affected by an increase in the Building Supply segment margin.

Selling, general and administrative expenses decreased by 3.0% to $3.2 million for the fourth quarter of 2013 from $3.3 million for the same quarter of 2012. As a percentage of net sales, selling, general and administrative expenses decreased to 30.7% for the fourth quarter ended December 31, 2013 from 33.8% for the same period of 2012.

Selling, general and administrative expenses for the year ended December 31, 2013 increased by 1.8% to $13.1 million from $12.9 million for 2012. As a percentage of net sales, selling, general and administrative expenses decreased to 29.9% for the year ended December 31, 2013 from 31.4% for 2012.

Income from operations increased by $632,000, or 540.2%, to $515,000 for the quarter ended December 31, 2013, compared to loss from operations of $117,000 for the quarter ended December 31, 2012. Income from operations increased by $1,578,000, or 193.1%, to $2,395,000 for the year ended December 31, 2013, compared to income from operations of $817,000 for the year ended December 31, 2012.

Other income increased to $394,000 for the quarter ended December 31, 2013, from $81,000 for the same period of 2012. Other income consisted primarily of a $350,000 gain on investment in common stock warrants.

Other income increased to $569,000 for the year ended December 31, 2013 from $490,000 for 2012. Comparing 2013 to 2012, the gain on investment in common stock warrants of $350,000 was partially offset by a decrease in equity in income of unconsolidated affiliate.

Mr. Lloyd Hoffman, Chief Financial Officer of Alpha Pro Tech, commented, “Other income increased for the fourth quarter due to a gain on investment in non-trading unexercised common stock warrants of $350,000. The Company expects to exercise the warrants during 2014. Our investment in marketable securities and non-trading common stock warrants are with one publicly traded entity. In 2013, we recognized a gain on investment in common stock warrants and unrealized gain on marketable securities in other comprehensive income from this entity.”

Net income increased by 480% for the fourth quarter ended December 31, 2013 to $684,000, compared to $118,000 for the fourth quarter ended December 31, 2012. Net income as a percentage of net sales for the fourth quarter ended December 31, 2013 and 2012 was 6.5% and 1.2%, respectively. Basic and diluted earnings per common share for the fourth quarter ended December 31, 2013 and 2012 were $0.04 and $0.01, respectively.

Net income increased by 112.8% to $2.1 million for the year ended December 31, 2013, compared to $977,000 for 2012. Net income as a percentage of net sales for the year ended December 31, 2013 and 2012 was 4.7% and 2.4%, respectively. Basic and diluted earnings per common share for the years ended December 31, 2013 and 2012 were $0.11 and $0.05, respectively.

The consolidated balance sheet remained strong with a current ratio of 19:1 as of both December 31, 2013 and 2012. The Company completed the fourth quarter of 2013 with working capital of $30.9 million.

Cash and cash equivalents increased by 80.4%, to $8.2 million, as of December 31, 2013, compared to $4.6 million as of December 31, 2012.

Inventories decreased by $3.0 million, or 17.6%, to $14.1 million as of December 31, 2013 from $17.2 million as of December 31, 2012. The decrease was primarily due to a decrease in inventories for the Building Supply segment of $2.2 million, or 27.5%, to $5.8 million, a decrease for the Disposable Protective Apparel segment of $444,000, or 8.0%, to $5.1 million, and a decrease for the Infection Control segment of $385,000, or 10.6%, to $3.2 million.

Mr. Hoffman continued, “As of December 31, 2013, we had $1,595,000 available for additional stock purchases under our previously –announced stock repurchase program. For the year ended December 31, 2013, we repurchased 1,931,350 shares of common stock at a cost of $3,134,000. As of December 31, 2013, we had repurchased a total of 10,524,978 shares of common stock at a cost of $13,926,000 through our repurchase program. We retire all stock upon its repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that cash generated from operating activities, current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates, sales of certain product lines and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot provide assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Tables follow

Condensed Consolidated Balance Sheets

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$8,215,000	$4,554,000
Investments	1,606,000	293,000
Accounts receivable, net of allowance for doubtful accounts of $85,000 and $74,000 as of December 31, 2013 and 2012, respectively	5,071,000	6,350,000
Inventories	14,140,000	17,164,000
Prepaid expenses	2,968,000	2,299,000
Deferred income tax assets	640,000	554,000
Total current assets	32,640,000	31,214,000

Property and equipment, net	3,068,000	3,419,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	92,000	113,000
Equity investments in and advances to unconsolidated affiliate	2,708,000	2,498,000
Total assets	$38,563,000	$37,299,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$689,000	$860,000
Accrued liabilities	1,036,000	793,000
Total current liabilities	1,725,000	1,653,000

Deferred income tax liabilities	1,257,000	813,000
Total liabilities	2,982,000	2,466,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 18,878,109 and 20,044,457 shares outstanding as of December 31, 2013 and 2012, respectively	189,000	200,000
Additional paid-in capital	18,994,000	20,915,000
Accumulated other comprehensive income	625,000	24,000
Retained earnings	15,773,000	13,694,000
Total shareholders' equity	35,581,000	34,833,000
Total liabilities and shareholders' equity	$38,563,000	$37,299,000

 Condensed Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net sales	$10,508,000	$9,848,000	$43,806,000	$41,058,000

Cost of goods sold, excluding depreciation and amortization	6,575,000	6,463,000	27,574,000	26,598,000
Gross profit	3,933,000	3,385,000	16,232,000	14,460,000

Operating expenses:
Selling, general and administrative	3,230,000	3,329,000	13,115,000	12,879,000
Depreciation and amortization	188,000	173,000	722,000	764,000
Total operating expenses	3,418,000	3,502,000	13,837,000	13,643,000

Income (loss) from operations	515,000	(117,000)	2,395,000	817,000
Other income:
Equity in income of unconsolidated affiliate	38,000	78,000	210,000	480,000
Gain on investment in common stock warrants	350,000	-	350,000	-
Interest, net	6,000	3,000	9,000	10,000
Total other income	394,000	81,000	569,000	490,000
Income (loss) before provision for (benefit from) income taxes	909,000	(36,000)	2,964,000	1,307,000

Provision for (benefit from) income taxes	225,000	(154,000)	885,000	330,000

Net income	$684,000	$118,000	$2,079,000	$977,000

Basic earnings per common share	$0.04	$0.01	$0.11	$0.05

Diluted earnings per common share	$0.04	$0.01	$0.11	$0.05

Basic weighted average common shares outstanding	18,838,166	20,714,076	19,203,406	20,703,296

Diluted weighted average common shares outstanding	18,987,579	20,714,076	19,227,867	20,703,296

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